As filed with the Securities and Exchange Commission on March 15, 1999

                                                      REGISTRATION NO. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            GENERAL ELECTRIC COMPANY
             (Exact name of registrant as specified in its charter)


            New York                        3724                 14-0689340
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                              3135 Easton Turnpike
                        Fairfield, Connecticut 06431-0001
                                 (203) 373-2211
   (Address and telephone number of Registrant's Principal Executive Offices)

                                Robert E. Healing
                                Corporate Counsel
                              3135 Easton Turnpike
                          Fairfield, Connecticut 06431
                                 (203) 373-2243
            (Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                              CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
                                                 PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF  EACH CLASS OF        AMOUNT TO BE      OFFERING PRICE PER    AGGREGATE OFFERING       AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED<F1>    SHARE <F2>            PRICE <F2>               REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock, $0.16 par           2,200,000            $104.50             $229,900,000.00          $63,912.20
value                              shares
-----------------------------------------------------------------------------------------------------------------

<F1>  Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

<F2>  Calculated pursuant to Rule 457(c), based on the average of the high and low prices for the Common Stock on the New York Stock Exchange Composite Tape for March 8, 1999.



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Registration Statement File No. 333-

PROSPECTUS

                                2,200,000 SHARES

                            GENERAL ELECTRIC COMPANY

                                  COMMON STOCK

         This Prospectus relates to an aggregate of 2,200,000 shares (the "Shares") of common stock, par value $0.16 per share ("Common Stock"), of General Electric Company, a New York corporation (the "Company"), which may be issued from time to time in the future by the Company on the completion of acquisitions of assets, businesses or securities, whether by purchase, merger, or any other form of business combination.

          It is expected that the terms of acquisitions involving the issuance of Shares will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Common Stock issued will be valued at prices reasonably related to the market price of the Common Stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the resale of shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Common Stock is traded on The New York Stock Exchange ("NYSE") under the symbol "GE." On March 11, 1999, the last reported sales price for the Common Stock as reported by the NYSE was $107.063 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is March 15, 1999

                                Table of Contents

Topic                                                            Page
-----                                                            ----
The Offering                                                      2
General Information About GE                                      2
Where to Obtain Additional Information About GE                   2
Legal Matters                                                     3
Independent Public Accountants                                    3

         THE OFFERING. This Prospectus relates to an aggregate of 2,200,000 shares (the "Shares") of common stock, par value $0.16 per share ("Common Stock"), of General Electric Company, a New York corporation (the "Company"), which may be issued from time to time in the future by the Company on the completion of acquisitions of assets, businesses or securities, whether by purchase, merger, or any other form of business combination.

          It is expected that the terms of acquisitions involving the issuance of Shares will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Common Stock issued will be valued at prices reasonably related to the market price of the Common Stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the resale of shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         GENERAL INFORMATION ABOUT GE. GE is a diversified technology, manufacturing and services company. GE operates in more than 100 countries around the world, including 250 manufacturing plants in 26 different nations. At December 31, 1997, GE employed 276,000 people worldwide, including 165,000 in the United States. For the year ended December 31, 1997, GE reported revenues of $90.84 billion, and net earnings of $8.20 billion. GE's principal executive offices are located at 3135 Easton Turnpike, Fairfield, CT 06431 (telephone
(203)373-2211).

         WHERE TO OBTAIN ADDITIONAL INFORMATION ABOUT GE. GE files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any such reports, statements or other information that GE files, at the SEC's Public Reference Room at 450 Fifth Street, N.W., in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. GE's SEC filings are also available from the New York Stock Exchange, from commercial document retrieval services and from the Internet site maintained by the SEC at http://www.sec.gov.

         The SEC allows GE to "incorporate by reference" the information it files with the SEC. This means that GE's SEC filings, containing important disclosures, may be listed rather than repeated in full in this Prospectus. In addition, GE's filings with the SEC after the date of this Prospectus will update the information in this Prospectus and the incorporated filings. These later filings also will be considered to be included in this Prospectus. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, comprise the incorporated documents:

1.    GE's Annual Report on Form 10-K for the year ended December 31, 1997.

2. GE's Quarterly Reports on Form 10-Q for the quarter(s) ended March 31, June 30 and September 30, 1998. 3. The description of GE stock contained in the Registration Statement on Form S-4 (File No. 333-30845), and any document filed which updates such description.

         For information about GE, you should rely only on the information contained in this Prospectus or incorporated by reference. GE has not authorized anyone else to provide you with different or additional information. The information in this Prospectus is accurate as of the date of the Prospectus. This information will be updated by means of supplemental or revised prospectuses, and by the future filing of GE's reports with the SEC, described above.

         GE will provide, without charge, a copy of any or all of the documents incorporated by reference in this Prospectus (but not exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Direct your request for copies to GE Corporate Investor Communications, 3135 Easton Turnpike, Fairfield, CT 06431 (telephone (203) 373-2816). Information about GE is also available at GE's Internet site at http://www.ge.com.

         LEGAL MATTERS. GE is governed by the laws of the State of New York, GE's state of incorporation. GE's Corporate Counsel, Robert E. Healing, has given GE his legal opinion regarding the validity of the GE stock offered by this Prospectus.

         INDEPENDENT PUBLIC ACCOUNTANTS. KPMG LLP, independent certified public accountants, audited GE's consolidated financial statements and related schedule as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997. GE's Annual Report on Form 10-K includes these financial statements, the related schedule, and the auditors' report. This Prospectus incorporates the financial statements, the related schedule, and report by reference, relying on KPMG LLP's authority as experts in accounting and auditing.

                                      * * *

                                    PART II.

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS. Section 6 of the Registrant's Certificate of Incorporation, as amended, provides as follows: A person who is or was a director of the corporation shall have no personal liability to the corporation or its shareholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York. Article XI of the Registrant's By-laws, as amended, provides as follows: The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation, of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney's fees, incurred in connection with such action or proceeding or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph a shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph. The Company may, to the extent authorized from time to time by the board of Directors, or by a committee comprised of members of the Board or members of management as the Board may designate for such purpose, provide indemnification to employees or agents of the Company who are not officers or directors of the Company with such scope and effect as determined by the Board, or such committee. The Company may indemnify any person to whom the Company is permitted by applicable law to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-laws authorize the creation of other rights in any such manner. The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by this Paragraph C shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-laws, agreement, vote of shareholders or disinterested directors or otherwise. The right to indemnification conferred by Paragraph A shall, and any indemnification extended under Paragraph B or Paragraph C may, be retroactive to events occurring prior to the adoption of this Article XI, to the fullest extent permitted by applicable law. This Article XI may be amended, modified or repealed either by action of the Board of Directors of the Company or by the vote of the shareholders.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.  See Exhibit Index.

ITEM 22.  UNDERTAKINGS.   (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act as is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

         (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

         THE REGISTRANT. Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on March 15, 1999.

                            GENERAL ELECTRIC COMPANY

                        By: Philip D. Ameen
                            Vice President & Comptroller

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                  Title                                     Date
---------                  -----                                     ----

*John F. Welch, Jr.        Chairman of the Board of Directors
                           and Chief Executive Officer
                           Principal Executive Officer

*Keith S. Sherin           Senior Vice President-Finance
                           Principal Financial Officer

Philip D. Ameen            Vice President and Comptroller
                           Principal Accounting Officer           March 15, 1999



*Silas S. Cathcart         Director
*Dennis D. Dammerman       Director
*Claudio X. Gonzalez       Director
*Andrea Jung               Director
*Gertrude G. Michelson     Director
*Eugene F. Murphy          Director
*John D. Opie              Director
*Roger S. Penske           Director
*Andrew C. Sigler          Director
*Douglas A. Warner III     Director

A Majority of the Board of Directors

*By: Philip D. Ameen, Attorney-in-Fact

EXHIBIT INDEX

Exhibit 4: Restated Certificate of Incorporation and By-laws of the Registrant, incorporated by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K dated April 28, 1997.

Exhibit 5       Opinion of Robert E. Healing*

Exhibit 23(a):  Consent of KPMG LLP*

Exhibit 23(b):  Consent of Robert E. Healing (included in Exhibit 5)*

Exhibit 24(a):  Power of Attorney of certain Officers and Directors of GE*

Exhibit 24(b):  Power of Attorney of Keith S. Sherin*

--------------------------------
* Filed electronically herewith.